Exhibit 10.4

LSC Communications US, LLC.

Participation Agreement

January 19, 2018

Richard T. Lane

LSC Communications

200 Connecticut Avenue, Suite 4G

Norwalk, CT 06854-1907

Re:	Notice of Participation in the Key Employee Severance Plan

Dear Rick:

LSC Communications, Inc. (the “Company”) is pleased to inform you that you have been selected as a participant in the Company’s LSC Communications US, LLC Key Employee Severance Plan (the “Severance Plan”), which is operated as a sub-plan under the LSC Separation Pay Plan. Capitalized terms that are used in this Participation Agreement but that are not defined herein shall have the meanings set forth in the Severance Plan.

Severance Plan Benefits

Under Section 5(a) of the Severance Plan, in the event you incur a Qualifying Termination, which for purposes of the Severance Plan includes a termination of your employment by the Company without Cause (unless otherwise set forth in this Participation Agreement) or a termination of your employment for Good Reason (as defined below), then so long as you fulfill the Severance Plan’s requirements (e.g., executing a Separation Agreement and General Release), then you would be entitled to the following benefits:

•	Salary continuation for 18 months;

•	Payment of 150% of your target annual bonus;

•	A lump-sum payment which will represent the current difference between your monthly medical insurance cost immediately prior to the applicable Qualifying Termination and the monthly cost for COBRA for 18 months and may be used for any purpose, including to offset the cost of electing COBRA coverage; and

•	Six months of outplacement assistance from a provider selected by the Company.

The salary continuation and target bonus payments amounts set forth above will be paid as provided in the Severance Plan beginning approximately 60 days following your Qualifying Termination and ending on the 18th month anniversary of the Qualifying Termination.

Under Section 5(b) of the Severance Plan, in the event that your Qualifying Termination occurs within two years following the date of a Change in Control of the Company, then so long as you fulfill the Severance Plan’s requirements (e.g., executing a Separation Agreement and General Release), then you would be entitled to the following benefits:

•	Salary continuation for 24 months;

•	Payment of 200% of your target annual bonus;

•	A lump-sum payment which will represent the current difference between your monthly medical insurance cost immediately prior to the applicable Qualifying Termination and the monthly cost for COBRA for 24 months and may be used for any purpose, including to offset the cost of electing COBRA coverage; and

•	Six months of outplacement assistance from a provider selected by the Company.

The salary continuation and target bonus payments amounts set forth above will be paid as provided in the Severance Plan beginning approximately 60 days following your Qualifying Termination and ending on the second anniversary of the Qualifying Termination.

Notwithstanding anything in the Severance Plan to the contrary (including Section 4(d) thereof) and regardless of whether a Qualifying Termination occurs before, on or after a Change in Control, the Separation Agreement and General Release shall not include any non-competition or non-solicitation covenants. The only restrictive covenants you are required to comply with as a condition to receiving severance benefits under the Severance Plan are set forth below in Annex A to this Participation Agreement.

Restrictive Covenants

By signing below, you acknowledge and agree to comply with the restrictive covenants set forth on Annex A to this Participation Agreement and incorporated herein by reference.

Additional Terms

a.	Resignations. Upon termination of your employment for any reason, you shall resign from such offices and directorships, if any, of the Company that you may hold from time to time.

b.	Indemnification. Your rights of indemnification under the Company’s organizational documents, any plan or agreement at law or otherwise and your rights thereunder to director’s and officer’s liability insurance coverage for, in both cases, actions as an officer of the Company shall survive your termination of employment.

For purposes of the Severance Plan and this Participation Agreement, “Good Reason” means, without your express written consent, the occurrence of any of the following events:

i.	A change in your duties or responsibilities (including reporting responsibilities) that taken as a whole represents a material and adverse diminution of your duties, responsibilities or status with the Company (other than a temporary change that results from or relates to your incapacitation due to physical or mental illness);

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ii.	A material reduction by the Company in your rate of annual base salary or annual target bonus opportunity (including any material and adverse change in the formula for such annual bonus target) as the same may be increased from time to time; or

iii.	Any requirement of the Company that your office be more than seventy-five (75) miles from Norwalk, CT.

Notwithstanding the foregoing, a Good Reason event shall not be deemed to have occurred if the Company cures such action, failure or breach within ten (10) days after receipt of notice thereof given by you. Your right to terminate employment for Good Reason shall not be affected by your incapacities due to mental or physical illness and your continued employment shall not constitute consent to, or a waiver of rights with respect to, any event or condition constituting Good Reason, provided, however, that you must provide notice of termination of employment within ninety (90) days following the initial existence of the event constituting Good Reason or such event shall not constitute Good Reason under the Severance Plan or this Participation Agreement.

Administrative Provisions

Your eligibility to receive the benefits described above, and the timing of your receipt of those benefits, is in all cases subject to the terms of the Severance Plan, a copy of which can be obtained by contacting the Company’s Chief Human Resources Officer.

Please note, your participation in the Severance Plan is subject to your execution of this Participation Agreement and the letter from the Company, dated as of January 19, 2018, to which this Participation Agreement is appended. Until you sign such letter and this Participation Agreement below where indicated and return it to Scott Bigelow, you will not be eligible for the benefits described above in this notice even if a Qualifying Termination were to otherwise occur. If you fail to sign and return such letter and this Participation Agreement by February 2, 2018 then you will lose the opportunity to participate in the Severance Plan.

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We thank you for your continued services to the Company.

Sincerely,

/s/ Suzanne S. Bettman
Suzanne S. Bettman, Chief Administrative Officer

By signing below, you agree to be bound by the terms of this Participation Agreement and the Severance Plan.

/s/ Richard T. Lane
Richard T. Lane

Date: January 24, 2018

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ANNEX A

Restrictive Covenants

You and the Company recognize that, due to the nature of your employment and relationship with the Company, you will have access to and develop confidential business information, proprietary information, and trade secrets relating to the business and operations of the Company and its affiliates. You acknowledge that such information is valuable to the business of the Company and its affiliates, and that disclosure to, or use for the benefit of, any person or entity other than the Company or its affiliates, would cause substantial damage to the Company. You further acknowledge that your duties for the Company include the opportunity to develop and maintain relationships with the Company’s customers, employees, representatives and agents on behalf of the Company and that access to and development of those close relationships with the Company’s customers render your services special, unique and extraordinary. As a result of your position and customer contacts, you recognize that you will gain valuable information about (i) the Company’s relationship with its customers, their buying habits, special needs, and purchasing policies, (ii) the Company’s pricing policies, purchasing policies, profit structures, and margin needs, (iii) the skills, capabilities and other employment-related information relating to Company employees, and (iv) other matters of which you would not otherwise know and that is not otherwise readily available. You recognize that the good will and relationships described herein are assets and extremely valuable to the Company, and that loss of or damage to those relationships would destroy or diminish the value of the Company. In consideration of the covenants and agreements of the Company herein contained, the payments to be made by the Company pursuant to the Severance Plan and this Participation Agreement, you agree as follows:

1.	Noncompetition and Non-solicitation of Customers and Employees

a.	Non-competition. You agree that, from the date of your termination of employment for any reason, including a termination initiated by the Company with or without Cause, and for 18 months thereafter, you will not, directly or indirectly, either as an employee, employer, consultant, agent, principal, partner, stockholder, corporate officer, director or in any other individual or representative capacity, worldwide, engage in any business which is competitive with the business of the Company. You may, however, own stock or the rights to own stock in a company covered by this paragraph that is publicly owned and regularly traded on any national exchange or in the over-the-counter market, so long as your holdings of stock or rights to own stock do not exceed the lesser of (i) 1% of the capital stock entitled to vote in the election of directors or (ii) the combined value of the stock or rights to acquire stock does not exceed your gross annual earnings from the Company.

b.

Non-solicitation of Customers. You agree that you shall not, while employed by the Company and for a period of 18 months from the date of your termination of employment for any reason, including your termination initiated by the Company with or without Cause, directly or indirectly, either on your own behalf or on behalf of any other person, firm or entity, solicit or provide services that are the same as or similar to the services the Company provided or offered while you were employed by the Company to any customer or prospective customer of the Company (i) with whom you had direct contact during the last two years of your employment with the Company or about whom you learned confidential information as a result of your employment with the Company, or (ii) with whom any person over whom you had supervisory authority at any time had direct contact during the last two years of your employment with the Company or about whom such person learned confidential information as a result of his or her employment with the Company.

c.	Non-solicitation of Employees. You shall not, while employed by the Company and for a period of two years following your termination of employment for any reason, including your termination of employment initiated by the Company with or without Cause, either directly or indirectly solicit, induce or encourage any individual who was a Company employee at the time of, or within six months prior to, your termination of employment, to terminate their employment with the Company or accept employment with any entity, including but not limited to a competitor, supplier or customer of the Company, nor shall you cooperate with any others in doing or attempting to do so. As used herein, the term “solicit, induce or encourage” includes, but is not limited to, (i) initiating communications with a Company employee relating to possible employment, (ii) offering bonuses or other compensation to encourage a Company employee to terminate his or her employment with the Company and accept employment with any entity, including but not limited to a competitor, supplier or customer of the Company, or (iii) referring Company employees to personnel or agents employed by any entity, including but not limited to competitors, suppliers or customers of the Company.

2.	Confidential Information.

a.	Definition of Confidential Information. Employee agrees that the confidentiality obligations set forth in the Company’s policies shall continue in full force and effect from and after the date hereof. In addition, Employee acknowledges that his position with the Company created a relationship of high trust and confidence with respect to Confidential Information owned by the Company, its customers or suppliers that may have been learned or developed by Employee while employed by the Company. For purposes of this Agreement, “Confidential Information” means all information that meets one or more of the following three conditions: (i) it has not been made available generally to the public either by the Company or by a third party with the Company’s consent, (ii) it is useful or of value to the Company’s current or anticipated business or research and development activities or those of a customer or supplier of the Company, or (iii) it either has been identified as confidential to Employee by the Company (orally or in writing) or it has been maintained as confidential from outside parties and is recognized as intended for internal disclosure only. Confidential Information includes, but is not limited to, “Trade Secrets” to the full extent of the definition of that term under Delaware law. It does not include “general skills, knowledge and experience” as those terms are defined under Delaware law.

b.

Examples of Confidential Information. Confidential Information includes, but is not limited to: computer programs, unpatented inventions, discoveries or improvements; marketing, manufacturing, organizational, research and development, and business plans; proposed benefit designs; vendor lists, relationship information and pricing; company policies; sales forecasts; personnel information (including the identity of Company employees, their responsibilities, competence, abilities, and compensation); medical information about employees; pricing and nonpublic financial information; lists of current and prospective customers and information on customers or their employees; information concerning planned or pending acquisitions or divestitures; and information concerning purchases of major equipment or property.

c.	General Skills, Knowledge and Experience. Employee may take and use the general skills, knowledge and experience that Employee has learned or developed in Employee’s position or positions with the Company.

d.	Confidentiality Obligations. Employee will not (i) disclose, directly or indirectly, any Confidential Information to anyone outside of the Company or to any employees of the Company not authorized to receive such information or (ii) use any Confidential Information other than as may be necessary to perform Employee’s obligations under this Separation Agreement. In no event will Employee disclose any Confidential Information to, or use any Confidential Information for the benefit of any other person or entity, including without limitation any current or future competitor, supplier or customer of the Company, or any future employer of Employee.

e.	Duration. With respect to Trade Secrets, Employee’s obligations under subparagraph (d) shall continue indefinitely or until such Trade Secret information has been made available generally to the public either by the Company or by a third party with the Company’s consent or is otherwise not considered a Trade Secret under Delaware law. With respect to Confidential Information that is not a Trade Secret (hereinafter referred to as “Proprietary Information”), Employee’s obligations under subparagraph (d) shall continue in duration until the first to occur of the following: (a) the expiration of 60 months after the Separation Date or (b) the Proprietary Information has been made available generally to the public either by the Company or by a third party with the Company’s consent.

3.	Obligation upon Subsequent Employment. If you accept employment with any future employer during the time period that you are entitled to receive salary continuation (regardless of whether you actually receive severance benefits during that period), you will deliver a copy of this Annex A to such employer and advise such employer concerning the existence of your obligations under this Participation Agreement.

4.

Company’s Right to Injunctive Relief. By execution of this Participation Agreement, you acknowledge and agree that the Company would be damaged irreparably if any provision under this Annex A were breached by you and money damages would be an inadequate remedy for any such nonperformance or breach. Accordingly, the Company and its successors or permitted assigns in order to protect its interests, shall pursue, in addition to other rights and remedies existing in its favor, an injunction or injunctions to prevent any breach or threatened breach of any of such provisions and to enforce such provisions specifically (without posting a bond or other security). With respect to such enforcement, the prevailing party in such litigation shall be entitled to recover from the other party any and all attorneys’ fees, costs and expenses incurred by or on behalf of that party in enforcing or attempting to enforce any provision under this Annex A or any other rights under this Participation Agreement.